Exhibit 99.1
NEWS RELEASE

Contacts:

Jeff Warren	Marybeth Thorsgaard
Investor Relations	Public Relations
763-505-2696	763-505-2644
FOR IMMEDIATE RELEASE
MEDTRONIC RECOMMENDS AGAINST BELOW MARKET MINI-TENDER
OFFER FROM TRC CAPITAL CORPORATION
MINNEAPOLIS — October 13, 2006 — Medtronic, Inc., (NYSE:MDT) has been notified of an unsolicited “mini-tender” offer by TRC Capital Corporation of Toronto for TRC to purchase up to two million shares, or less than .2 percent of the outstanding Medtronic common stock, at a price of $47.75 per share. This represents a 2.73 percent discount below Medtronic’s closing price on October 11, 2006 (the day before TRC commenced its offer) and a 1.79 percent discount below Medtronic’s closing price on October 13, 2006.
Medtronic recommends against shareholders tendering their shares in response to this unsolicited proposal. Mini-tender offers, such as this one by TRC, do not give investors the same level of protection that is required from larger tender offers including the filing of disclosure and other offer documents with the Securities and Exchange Commission and additional procedures mandated by U.S. securities laws.
Medtronic is in no way associated with TRC, this mini-tender offer or the offer documentation.
Medtronic urges investors to obtain current market quotes for their shares of common stock, to consult with their financial advisor and to exercise caution with respect to TRC’s offer.

The SEC has issued “Tips for Investors” on mini-tender offers which is available at www.sec.gov/investor/pubs/minitend.htm. There, the SEC notes that: “Some bidders make mini-tender offers at below market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.”
Medtronic encourages stockbrokers and dealers as well as other market participants to review both the SEC and the New York Stock Exchange (NYSE) recommendations on the dissemination of mini-tender offers. These recommendations are available at www.sec.gov/divisions/marketreg/minitenders/sia072401.htm and in the Information Memo Number 01-27 issued by the NYSE on Sept. 28, 2001, which can be found under the “NYSE Regulation — Rules & Interpretations — Information Memos” tab at www.nyse.com.
ABOUT MEDTRONIC
Medtronic, Inc., headquartered in Minneapolis, is the world’s leading medical technology company, alleviating pain, restoring health and extending life for people with chronic disease. Its Internet address is www.medtronic.com.
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